UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 11, 2009
Park National Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518

(State or other jurisdiction	(Commission	( IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500

(Address of principal executive offices)	(Zip Code)
(740) 349-8451
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD Disclosure
On March 11, 2009, Park National Corporation (“Park”) issued a news release (the “News Release”) announcing growth in loans for the two months ended February 28, 2009 and expected results for the three months ended March 31, 2009. A copy of this News Release is included as Exhibit 99.1 and incorporated herein by reference.
In the “Financial Review” section of Park’s 2008 Annual Report to Shareholders (“Annual Report”) (incorporated by reference in Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and included as Exhibit 13 to the Annual Report on Form 10-K), management provided guidance on the projected operating results for 2009. This guidance is included in the “Financial Review” section on pages 36-39.
The following is a discussion of the actual operating results for the first two months of 2009, the estimated results for the first quarter of 2009 and a comparison to the guidance previously provided for 2009.
Net Interest Income:
For the first two months of 2009, net interest income was $44.9 million. Management expects that net interest income for the first quarter of 2009 will be approximately $67.0 million. In the Annual Report, management had projected that net interest income would be $258 million to $263 million for 2009. The expected first quarter results are a little higher than what management had projected. The better performance in net interest income is largely due to the strong loan growth in 2009. Park’s total loans increased by $95.2 million or 2.1% to $4,586.6 million during the first two months of 2009.
Provision for Loan Losses:
For the first two months of 2009, the provision for loan losses was $4.8 million and net loan charge-offs were $3.6 million. Management expects that the provision for loan losses will be approximately $11.5 million for the first quarter of 2009. In the Annual Report, management had projected that the provision for loan losses would be approximately $45 million in 2009. The expected results for the first quarter are consistent with management’s projected results for 2009.
Other Income:
For the first two months of 2009, total other income was $11.3 million. Management expects that total other income for the first quarter of 2009 will be approximately $17.4 million. In the Annual Report, management had projected that total other income would be approximately $75 million for 2009. The expected results for the first quarter are a little less than management’s projected results for 2009. Based on the expected first quarter results, total other income for 2009 may be between $70 and $72 million and not the original projected $75 million.
Other Expense:
For the first two months of 2009, total other expense was $30.7 million. Management expects that total other expense will be approximately $46.0 million for the first quarter of 2009. In the Annual Report, management had projected that total other expense would be $184 million in 2009. The expected results for the first quarter are consistent with management’s projected results for 2009.
However, please note that the Federal Deposit Insurance Corporation (“FDIC”) recently announced that they may need to levy a special assessment for FDIC insurance on financial institutions in the second or third quarter of 2009. It is unclear at this time if a special assessment will be levied. The estimated total other expense of $184 million for 2009 does not include a special assessment by the FDIC.
Income Before Income Taxes:
For the first two months of 2009, income before income taxes was $20.6 million. Management expects that income before income taxes for the first quarter of 2009 will be approximately $26.9 million. In the Annual Report, management had projected that income before income taxes would be $104 million to $109 million for 2009. The expected results for the first quarter are consistent with management’s projected results for 2009.
Income Tax Expense:
For the first two months of 2009, income tax expense was $5.9 million or 28.4% of income before income taxes. Management expects that income tax expense will be approximately $7.6 million for the first quarter of 2009.

Net Income:
For the first two months of 2009, net income was $14.75 million. Management expects that net income for the first quarter of 2009 will be approximately $19.3 million.
Net Income Available to Common Shareholders:
For the first two months of 2009, net income available to common shareholders was $13.8 million. Management expects that net income available to common shareholders will be approximately $17.9 million for the first quarter of 2009 and that earnings per common share will be approximately $1.28 for the quarter.
Item 9.01 — Financial Statements and Exhibits.
     (a) Not applicable
     (b) Not applicable
     (c) Not applicable
     (d) Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	News Release issued by Park National Corporation on March 11, 2009.
[Remainder of page intentionally left blank;
signature on following page.]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION
Dated: March 11, 2009	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated March 11, 2009
Park National Corporation

Exhibit No.	Description
99.1	News Release issued by Park National Corporation on March 11, 2009

4